UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 31, 2018

Newgioco Group, Inc

(Exact name of Registrant as specified in its charter)

Delaware	000 - 50045	33-0823179
(State or other jurisdiction of Incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

130 Adelaide Street West, Suite 701

Toronto, Ontario M5H 2K4, Canada

(Address of Principal Executive Offices)

+39 391 306 4134

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 31, 2018 (the "Closing Date"), Newgioco Group, Inc. (the "Company") closed its private placement offering of up to 7,500 units and entered into Subscription Agreements (the "Agreements") with a group of 130 unaffiliated  accredited investors (the "Investors"). The Company offered Subscription Agreements in both US and Canadian dollar denomination. Each Unit sold to US Investors was sold at a per unit price of $1,000 and was comprised of (i) a 10% convertible debenture in the principal amount of $1,000 (the “Debentures”), (ii) 208 shares of the Company’s common stock and (ii) 1082.25 warrants to purchase shares of the Company’s common stock (the “Warrants”). Each Unit sold to Canadian Investors was sold at a per unit price of $1,000 CND and was comprised of (i) a 10% convertible debenture in the principal amount of $1,000 CND (the “Debentures”), (ii) 160 shares of the Company’s common stock and (ii) 832 warrants to purchase shares of the Company’s common stock (the “Warrants”).

The Investors purchased a total 2,343 US units and 4,790 Canadian units and the Company issued Debentures for the total principal amount of $5,628,337 (approx. $7,316,838 CND) (the "Principal Amount") to the Investors, 1,253,744 shares of common stock and warrants to purchase 13,041,984 shares of common stock of the Company.

The Debentures mature two years from their date of issuance and bear interest at a rate of 10% per annum compounded annually and payable on the maturity date. Each Debenture is convertible, at the option of the holder, at any time, into such number of shares of common stock of the Company equal to the principal amount of the Debenture plus all accrued and unpaid interest divided by $0.40. The holder is guaranteed to receive a minimum of five months of interest in the event of an early repayment (‘Redemption”) by the Company.

If at any time that the common shares issuable to the Investors on conversion of the Debenture in whole or in part would be free trading without resale restrictions or statutory hold periods, the Debenture is redeemable by the Company at any time or times prior to the Maturity Date on not less than ten (10) Business Days prior written notice from the Company to the Investor of the proposed date of Redemption (the “Redemption Date”), without bonus or penalty, provided, however, that prior to the Redemption Date, the Investor has the right to convert the whole or any part of the principal and accrued and unpaid interest of the Debenture into common shares of the Company.

The warrants are exercisable at an exercise price of $0.50 per share and expire two years after the issuance date. Each warrant is exercisable on a cashless basis in the event that there is not an effective registration statement registering the shares underlying the warrant at the time of exercise.

The Company paid finders fees equal to 5% of the gross proceeds in cash plus broker warrants to purchase 5% of the number of Warrants sold to Investors. The broker warrants had like terms as the Warrants issued to Investors, to facilitate the transaction resulting in net proceeds of approximately $6,628,337.

The foregoing descriptions of the Debenture, Warrant and Subscription Agreement are qualified in their entirety by reference to the full text of the forms of Debenture, Warrant and Subscription Agreement, copies of each of which are attached hereto as Exhibits 4.1, 4.2 and 10.10, respectively.

Item 2.03 - Creation of Direct Financial Obligation

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02 - Unregistered Sales of Equity Securities

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The Debentures, shares of common stock, Warrants and broker warrants were issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended and Rule 506 of Regulation D promulgated thereunder (the "Securities Act") and therefore are not registered under the Securities Act or the securities laws of any state of the United States. The transaction does not involve a public offering. The investors are each an "accredited investor" and each investor has access to information about us and their investment.

Item 9.01 - Financial Statements and Exhibits.

Exhibit No.	Description
4.1	Form of Warrant Certificate
4.2	Form of Debenture
10.1	Form of Subscription Document between the Company and the Investors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: May 31, 2018. Newgioco Group, Inc.

Per: /s/ Michele Ciavarella, B.Sc.

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Michele Ciavarella

Chairman of the Board

Chief Executive Officer